CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		Senior Vice President
(561) 912-8270		(212) 836-9608
tony.puleo@bluegreencorp.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2009 FIRST QUARTER FINANCIAL RESULTS

Corporate Strategic Initiatives Generate Profitable Operations and
Improved Resorts Expense Profile

Q1 2009 Overview

•	Net income of $3.6 million, or $0.11 per share, compared to net income of $1.4 million, or $0.04 per share, in Q1 2008

○ Profitability driven by Resorts expense reductions and other efficiencies

•	Resorts sales of $43.5 million as compared to $90.3 million

○ Reflects success of previously announced deliberate reduction of Bluegreen-financed Resort sales in light of the challenging commercial credit market

•	Bluegreen Communities sales decline to $2.3 million

•	Total cash and equivalents of $81.4 million at March 31, 2009

•	Book value of $12.44 per share

Boca Raton, Fla. – May 11, 2009 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the first quarter ended March 31, 2009 (see attached tables).

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are pleased and encouraged by our results for the first quarter of 2009. While we acknowledge the continued weak economic environment, we believe that our previously announced corporate strategic initiatives have positioned us to weather this period of unprecedented disruption in the commercial credit markets and current economic conditions. Our focus is on managing cash flows by reducing expenses, pursuing cash business through existing and new channels, working with our lenders to extend current maturities and obtaining new sources of liquidity. We realized improved Resorts sales efficiencies in the first quarter of 2009, generated higher levels of cash sales (approximately 40% of our sales were realized in cash received at closing or soon thereafter, which is a significant increase from historical levels), benefitted from reduced cash requirements as a result of lower sales and marketing expenses, and reduced our capital spending, both for inventory and fixed assets. Our unrestricted cash position was $54.6 million at March 31, 2009, we have revolving liquidity available under our existing credit facilities, and are moving forward with our new, cash-generating initiatives at Resorts.

Bluegreen Corporation	Page 2
May 11, 2009

“As demonstrated by our first quarter results, we have also continued to focus on profitability. Net income for Q1 2009 exceeded the comparable prior year period by over 150%, despite the recognition of an $8.2 million gain on sale of notes receivable in the 2008 period with no such gain in 2009.”

BLUEGREEN RESORTS

Supplemental Segment Financial Data
Three Months Ended March 31, 2009 and March 31, 2008
(In 000’s, except percentages)

	Three Months Ended March 31,

	2009	% of Sales	2008	% of Sales

	(unaudited)		(unaudited)

Contract sales	$41,066		$103,708
Recognition (deferral) of sales under SFAS No. 152	10,352		(5,084)
Impact of percentage-of-completion	—		(155)

Gross sales of real estate	51,418	100%	98,469	100%
Estimated uncollectible VOI notes receivable	(7,898)	(15)%	(16,367)	(17)%
Gain on sales of notes receivable	—	—%	8,245	9%

Sales of real estate	43,520	85%	90,347	92%
Cost of sales on real estate	(11,215)	(22)%	(20,714)	(21)%

Gross profit on real estate	32,305	63%	69,633	71%

Other resort services revenue	13,196	26%	13,962	14%
Cost of other resort services	(8,673)	(17)%	(9,751)	(10)%

Gross profit on other resort services	4,523		4,211

Selling and marketing expense	(24,572)	(48)%	(60,669)	(62)%
Field G & A expense	(4,697)	(9)%	(7,378)	(7)%

Total field operating expense	(29,269)	(57)%	(68,047)	(69)%

Field operating profit	$7,559	15%	$5,797	6%

Other data (not in 000’s):	Q1 2009	Q1 2008

Sales to Bluegreen Vacation Club owners, as a percentage of Resort sales	53%	46%
Number of VOI sales transactions	3,770	9,376
Average sales price per transaction	$10,860	$10,914
Total marketing prospect tours	22,029	68,836
New marketing prospect tours	12,704	47,118
Sale-to-tour ratio (total prospects)	17.1%	13.6%
Sale-to-tour ratio (new prospects)	13.4%	10.6%
Sales deferred under SFAS No. 152 as of end of period	$12.9 million	$29.7 million
Field operating profit deferred under SFAS No. 152 as of end of period	$7.0 million	$17.5 million

Bluegreen Corporation	Page 3
May 11, 2009

Lower Resorts sales during the first quarter of 2009 reflected the deliberate downsizing of the Company’s sales and marketing operations, including in particular the fact that during the quarter we operated 18 sales offices as compared to 28 sales offices in the first quarter of 2008. Contract sales (1) were $41.1 million, down 60.4% as compared to $103.7 million in the same quarter one year ago, while GAAP resort sales were $43.5 million compared to $90.3 million in the first quarter of 2008, a decrease of 51.8%.

Gross profits from other resort services in the first quarter of 2009 rose to $4.5 million from $4.2 million in the same period last year. Bluegreen is continuing to focus on growing its resorts management services business, which is cash-based and therefore has historically not been dependent on the credit markets. Bluegreen has entered into initial agreements to provide certain services to other resort developers on a fee-for-service basis. The Company hopes to expand its cash-based, fee-for-service business model over time.

Field Operating Profit (2) rose 30.4% to $7.6 million, or 15% of sales, from $5.8 million, or 6% of sales, in the first quarter of 2008.

Bluegreen’s owner base increased to 209,300 from 208,300 at December 31, 2008. As expected, VOI (Vacation Ownership Interval) sales transactions and tour flow declined reflecting the impact of our strategic initiatives, however, prospect conversion rates increased compared to the prior year period. Bluegreen believes this is a reflection of the quality of its products and services, the professionalism of its sales associates and its focus on what it believes to be its most efficient and effective marketing channels.

Selling and marketing expenses in the first quarter of 2009 declined to 48% of gross sales of real estate from 62% in the first quarter of 2008. Total field operating expenses also declined to 57% of gross sales of real estate from 69% in the same period one year ago. Bluegreen believes that these efficiencies resulted from the implementation of the strategic initiatives.

Delinquencies over 30 days on the total serviced timeshare receivables portfolio at March 31, 2009 held steady at 5.7% of our serviced portfolio of approximately $879 million in receivables compared to 5.7% of a serviced portfolio of approximately $924 million at December 31, 2008. The average annual default rate rose to 10.1% for the 12 months ended March 31, 2009 from 7.9% for the 12 months ended March 31, 2008. We believe that the increase in the default rate is primarily a function of the growing unemployment rate in the United States. Bluegreen continues to believe that the performance of loans originated in 2009 will benefit from newly-implemented initiatives, which included new underwriting standards and seeking increased down payments at the time of sale.

(1)

Contract sales are timeshare sales prior to the impact of SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions”, the impact of percentage-of-completion accounting, estimated uncollectible VOI notes receivable and gain on sales of notes receivable.

(2)

Field operating profit (loss) is defined as operating profit (loss) prior to the allocation of corporate overhead, interest income, sales of notes receivable, other income (expense) net, interest expense, non-controlling interest, restructuring charges, goodwill impairment charges and income taxes.

Bluegreen Corporation	Page 4
May 11, 2009

BLUEGREEN COMMUNITIES

Supplemental Segment Financial Data
Three Months Ended March 31, 2009 and March 31, 2008
(In 000’s, except percentages)

	Three Months Ended March 31,

	Q1 2009	% of Sales	Q1 2008	% of Sales

	(unaudited)		(unaudited)

Sales of real estate	$2,335	100%	$20,909	100%
Cost of sales of real estate	(890)	(38)%	(10,244)	(49)%

Gross profit on real estate	1,445	62%	10,665	51%

Other Communities operations revenues	1,480	63%	3,908	19%
Cost of other Communities operations	(1,950)	(83)%	(2,936)	(14)%

Gross (loss) profit on other Communities operations	(470)		972

Selling and marketing expense	(1,134)	(48)%	(5,135)	(25)%
Field G & A expense	(1,463)	(63)%	(2,633)	(13)%

Total field operating expense	(2,597)	(111)%	(7,768)	(38)%

Field operating (loss) profit	$(1,622)	(69)%	$3,869	18%

Other data (not in 000’s):
Average sales price per homesite	$75,709		$83,973
Sales deferred under percentage-of-completion accounting as of end of period(3)	$2.4 million		$10.8 million
Field operating profit deferred under percentage-of-completion accounting as of end of period(3)	$0.6 million		$4.2 million

(3)	It is expected that these amounts will be recognized in future periods ratably with the development of Communities projects.

Sales at Bluegreen Communities have been adversely impacted by the deterioration of the general economy and the real estate markets, in particular. Although to date Bluegreen Communities has not experienced a significant deterioration of sales prices, there has been a decline in sales volume, especially of higher priced premium homesites. Traditional media-based advertising channels have proven to be less effective in the current market environment, and therefore Bluegreen Communities is transitioning its marketing focus to regional, Internet-based programs. Bluegreen Communities has also focused its efforts on reducing its costs in response to declining sales volumes.

Bluegreen Corporation	Page 5
May 11, 2009

SELECTED OTHER FINANCIAL INFORMATION

Net interest spread (interest income minus interest expense) increased to $11.2 million for the first quarter of 2009 from $5.0 million in the same period last year, due to an increase in the Company’s on-balance sheet notes receivable portfolio, lower interest rates on the Company’s variable rate debt, and the repayment of the Company’s $55 million of 10.5% Senior Secured Notes in March 2008.

	As of

	March 31,		December 31,

	2009		2008

Unrestricted cash	$54.6	million	$60.6	million
Book value per share	$12.44		$12.24
Debt-to-equity ratio: recourse and non-recourse debt	1.53:1		1.52:1
Debt-to-equity ratio: recourse debt only	1.17:1		1.16:1

The Company has approximately $122.6 million of debt maturing over the twelve months ending March 31, 2010. While there can be no assurances that the Company will be successful, Bluegreen is in active discussions with certain of its lenders to extend or refinance a significant portion of this debt, with the balance expected to be repaid in the normal course of business.

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE: BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With more than 209,300 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to 50 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 56,780 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, credit market, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that the Company may not be able to refinance or restructure outstanding debt; the Company’s strategic initiatives are not maintained successfully, do not have the expected impact on the Company’s financial position, results of operations, liquidity and credit prospects; the performance of the Company’s vacation ownership notes receivable may continue to deteriorate in the future; the Company may not be in a position to draw down on its existing credit lines or may be unable to renew, extend or replace such lines of credit; the Company may require new credit lines to provide liquidity for its operations, including facilities to sell or finance its notes receivable; real estate inventories, notes receivable, retained interests in notes receivable sold or other assets will be determined to be impaired in the future; risks relating to pending or future litigation, claims and assessments; sales and marketing strategies related to Resorts and Communities properties may not be successful; retail prices and homesite yields for Communities properties may be below the Company’s estimates; marketing costs will increase and not result in increased sales; sales to existing owners will not continue at current levels; fee-for-service initiatives may not be successful; deferred sales may not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2009, Form 10K/A filed on April 30, 2009, and Form 10-Q to be filed on May 11, 2009.

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Bluegreen Corporation	Page 6
May 11, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Statements of Operations
(In 000’s, Except Per Share Data)

	Three Months Ended

	March 31, 2009	March 31, 2008

	(unaudited)
REVENUES:

Gross vacation ownership sales	$43,520	$90,347
Homesite sales	2,335	20,909

Total sales	45,855	111,256

Other resort and communities operations revenue	14,676	17,870
Interest income	18,493	9,961
Other income, net	—	265

Total operating revenues	79,024	139,352

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	11,215	20,714
Homesite cost of sales	890	10,244

Total cost of sales	12,105	30,958

Cost of other resort and communities operations	10,623	12,687
Selling, general and administrative expenses	41,391	87,669
Interest expense	7,335	4,949
Other expense, net	535	—

Total operating expenses	71,989	136,263

Income before non-controlling interest and provision for income taxes	7,035	3,089
Provision for income taxes	2,296	855

Net income	4,739	2,234
Less: Net income attributable to non-controlling interests	1,186	838

Net income attributable to Bluegreen Corporation	$3,553	$1,396

Net income per share
Basic:	$0.11	$0.04

Diluted:	$0.11	$0.04

Weighted average number of common and common equivalent shares:
Basic	31,087	31,241

Diluted	31,087	31,490

Bluegreen Corporation	Page 7
May 11, 2009

BLUEGREEN CORPORATION
Condensed Consolidated Balance Sheets
(In 000’s)

	March 31, 2009	December 31, 2008

ASSETS

Cash and cash equivalents (unrestricted)	$54,616	$60,561
Cash and cash equivalents (restricted)	26,751	21,214

Total cash and cash equivalents	81,367	81,775
Contracts receivable, net	6,902	7,452
Notes receivable, net	324,642	340,644
Prepaid expenses	13,377	9,801
Other assets	31,391	27,488
Inventory, net	511,143	503,269
Retained interests in notes receivable sold	114,573	113,577
Property and equipment, net	108,944	109,501

Total assets	$1,192,339	$1,193,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$10,341	$24,900
Accrued liabilities and other	48,458	52,283
Deferred income	23,188	29,854
Deferred income taxes	95,112	91,802
Receivable-backed notes payable	256,614	249,117
Lines-of credit and notes payable	228,333	222,739
Junior subordinated debentures	110,827	110,827

Total liabilities	$772,873	$781,522

Total equity	419,466	411,985

Total liabilities and shareholders’ equity	$1,192,339	$1,193,507

Bluegreen Corporation	Page 8
May 11, 2009

BLUEGREEN CORPORATION
Reconciliation of Field Operating Profit to Income (Loss) Before
Non-controlling Interest and Income Taxes
(in 000’s)

	Three Months Ended

	March 31, 2009	March 31, 2008

Field operating profit for Bluegreen Resorts	$7,559	$5,797
Field operating profit (loss) for Bluegreen Communities	(1,622)	3,869
Interest Income	18,493	9,961
Other (expense) income, net	(535)	265
Corporate general and administrative expenses	(9,525)	(11,854)
Interest expense	(7,335)	(4,949)

Income before non-controlling interest and income taxes	$7,035	$3,089